UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   April 10, 2012

ACCREDITED MEMBERS HOLDING CORPORATION
(Name of registrant as specified in its charter)

Colorado	000-525-33	20-8097439
State of Incorporation	Commision File Number	IRS Employer Identification No

2 N. Cascade Ave, #1400
Colorado Springs, CO 80903
 (Address of principal executive offices)

719-265-5821
Telephone number, including Area code

 (Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 10, 2012 Accredited Members Holding Corporation (the “Company”) entered into a binding letter of intent (the “LOI”) with Hangover Joe’s, Inc., a private Colorado corporation, whereby the Company would acquire HOJ in a reverse triangular merger (the “Acquisition”). Upon closing the transaction, the Company will issue a total number of common shares to the HOJ shareholders in exchange for all of their ownership interests in HOJ such that they would own approximately 69% of the combined company. The current shareholders of the Company would own approximately 31% of the combined company after the closing of the transaction.  The LOI further provides that, as a second step in the transaction, within five business days of the closing of the Acquisition the Company will sell to Accredited Members Acquisition Corporation (“Buyer”) all of the equity interests in three of the Company’s subsidiaries (the “Sale”), being Accredited Members, Inc., AMHC Managed Services, Inc. and World Wide Premium Packers, Inc. (collectively, the “Subsidiaries”).   Buyer is a private Colorado corporation owned by the Company’s two directors, JW Roth and David Lavigne.  Buyer will pay $10,000 and assume all liabilities related to the Subsidiaries in exchange for all of the shares in the Subsidiaries owned by the Company.

The closing of these transactions is subject to certain contingencies, including the negotiation of definitive agreements for both the Acquisition and the Sale, the absence of any material adverse change through the closing date in the businesses of the Company and HOJ, respectively, and approval of the Sale by the shareholders of the Company. Additionally, the Company’s shareholders will be asked to approve amendments to the Company’s articles of incorporation to increase its authorized capital and to effect a name change if the Acquisition occurs.   Shareholders will not be asked to approve the Acquisition.

 Item 8.01 Other

On April 16, 2012 the Company filed a press release disclosing the LOI.  A copy of the press release is filed herewith as Exhibit 99.1

Item 9.01(b) Exhibits

99.1  Press Release dated April 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 16th day of April 2012.

Accredited Members Holding Corporation

By:	/s/ J.W. Roth
Co-Chairman